UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2012

SEALED AIR CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12139	65-0654331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Riverfront Boulevard Elmwood Park, New Jersey		07407
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 201-791-7600

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2012, the Organization and Compensation Committee, or the Compensation Committee, of our Board of Directors approved the recommendation of William V. Hickey, our Chief Executive Officer, to place a substantial portion of his compensation at risk by reducing his base salary to $100,000 in 2012 and granting him most of his 2012 compensation as long-term incentive pay in the form of an equity award tied to the achievement of financial goals related to the success of the Diversey transaction. The Compensation Committee determined that Mr. Hickey would not participate in the annual incentive and long-term incentive programs applicable to the Company’s other executive officers. Instead, Mr. Hickey was granted a special award of performance share units. The target amount of Mr. Hickey’s award was set at the number of performance share units equal to $5.4 million divided by the closing price of our common stock on the grant date, rounded up to the next whole share.

The primary metrics for Mr. Hickey’s performance share units award are: 2012 consolidated adjusted EBITDA, weighted at 70%, and 2012 net debt reduction from operations, weighted at 30%. In order to ensure that achievement of consolidated adjusted EBITDA represents the performance of the core business, non-U.S. GAAP adjusted EBITDA is derived from our U.S. GAAP net earnings by adjusting for specific items approved by the Compensation Committee, including restructuring charges, acquisition related expenses, integration costs and other income/(expense) as included in our consolidated statements of operations.

The Compensation Committee determined that the funding levels for achievement of the primary performance goals for Mr. Hickey will be as follows (with payments for achievements between these levels based on a pro rata calculation):

2012 Consolidated Adjusted EBITDA

Percentage of Target Achievement	Consolidated Adjusted EBITDA Goal Achieved	Funded Pool as a Percent of Target Annual Incentive
Less than 90%	Less than $1,082.7 million	0%
90%	$1,082.7 million	25%
100%	$1,203.0 million	100%
110%	$1,323.3 million	150%
120% or more	$1,443.6 million	200%

The Compensation Committee measures management performance excluding the impact of foreign currency translation. The currency translation exchange rates on which the goals are based are the Company’s budgeted exchange rates. Achievement of the goal will also be based on the same exchange rates. The Company’s reported performance will be based on actual currency translation exchange rates during the performance period. If the currency translation exchange rates used by the Company in February 2012 had been used for the goals, the target amount would have been $1,190.0 million, which reflects the same operational performance levels as contemplated in the table above.

2012 Net Debt Reduction from Operations

Percentage of Target Achievement	2012 Net Debt Reduction from Operations Goal Achieved	Funded Pool as a Percent of Target Annual Incentive
Less than 90%	Less than $230.4 million	0%
90%	$230.4 million	25%
100%	$256.0 million	100%
110%	$281.6 million	150%
120% or more	$307.2 million	200%

The amount of the award that has been earned will be determined by the Compensation Committee during the first quarter of 2013. The performance share units award granted to Mr. Hickey will also be subject to an additional time-based vesting schedule, with 50% of the award that has been earned vesting on December 31, 2014, and the remaining 50% of the earned award vesting on December 31, 2015, in each case payable in January of the following year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SEALED AIR CORPORATION

By:	/s/ H. Katherine White
Name:	H. Katherine White
Title:	Vice President

Dated: April 2, 2012